77Q1: EXHIBITS -- Investment Advisory Agreement with Diamond Hill Capital
                  Management, Inc.

                          INVESTMENT ADVISORY AGREEMENT

      This AGREEMENT is made as of the day of January 3, 2008 by and between the Financial Trends Fund, Inc., a Maryland corporation (the "Fund") and Diamond Hill Capital Management, Inc., an Ohio corporation (the "Investment Adviser").

      WHEREAS, the Fund is a closed-end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), and the shares of the Fund are registered for sale to the public under the Securities Act of 1933; and

      WHEREAS, the Fund desires to engage the Investment Adviser to render investment management services to the Fund and the Investment Adviser is willing to render such services;

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

      1. DUTIES OF INVESTMENT ADVISER. The Investment Adviser agrees to perform the following services (the "Services") for the Fund:

            (a) manage the investment and reinvestment of the Fund's assets;

            (b) continuously review, supervise, and administer the investment program of the Fund;

            (c) determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions);

            (d) provide the Fund with records concerning the Investment Adviser's activities which the Fund is required to maintain;

            (e) render regular reports to the Fund's officers and Directors concerning the Investment Adviser's discharge of the foregoing responsibilities;

      The Investment Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Directors of the Fund and in compliance with such policies as the Directors may from time to time establish, and in compliance with the objectives, policies, and limitations of the Fund set forth in the Fund's prospectus, as amended from time to time, and with all applicable laws and regulations. All Services to be furnished by the Investment Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Investment Adviser or through such other parties as the Investment Adviser may determine from time to time.

      The Investment Adviser agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings and equipment and the personnel as may be reasonably required in the judgment of the Board of Directors of the Fund to perform the Services on the terms and for the compensation provided herein. The Investment Adviser shall authorize and permit any of its officers, directors and employees, who may be elected as directors or officers of the Fund, to serve in the capacities in which they are elected.
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      Except to the extent expressly assumed by the Investment Adviser herein and except to the extent required by law to be paid by the Investment Adviser, the Fund shall pay all costs and expenses in connection with its operations and organization. Without limiting the generality of the foregoing, such costs and expenses include the following:

            (a) all brokers' commissions, issue and transfer taxes, and other costs chargeable to the Fund in connection with securities transactions to which the Fund is a party or with securities owned by the Fund;

            (b) the fees, charges and expenses of any independent public accountants, custodian and depository, dividend disbursing agent, dividend reinvestment agent, transfer agent, registrar, and legal counsel for the Fund;

            (c) the interest on indebtedness, if any, incurred by the Fund;

            (d) the taxes, including franchise, income, issue, transfer, business license, and other corporate fees payable by the Fund to Federal, State, County, City, or other governmental agents;

            (e) the fees and expenses involved in maintaining the registration and qualification of the Fund and of its shares under laws administered by the Securities and Exchange Commission or under other applicable regulatory requirements, including the preparation and printing of prospectuses;

            (f) the compensation and expenses of its directors;

            (g) the costs of printing and distributing reports, notices of stockholders' meetings, proxy statements, dividend notices, prospectuses and other communications to the Fund's stockholders, as well as all expenses of stockholders and Board of Directors' meetings;

            (h) all costs, fees or other expenses arising in connection with the organization and Incorporation of the Fund including initial registration and qualification under the 1940 Act and under the Securities Act of 1933, as amended, the initial determination of its tax status and any rulings obtained for this purpose, the initial registration and qualification of its securities under the laws of any State and the approval of the Fund's operations by any other Federal or State authority;

            (i) the expenses of repurchasing and, if applicable, redeeming shares of the Fund;

            (j) insurance premiums;


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            (k) the costs of designing, printing, and issuing certificates representing shares of the Fund;

            (l) the expenses, including fees and disbursements of counsel, in connection with litigation by or against the Fund; and

            (m) premiums for the fidelity bond maintained by the Fund pursuant to Section 17(g) of the 1940 Act and rules promulgated thereunder.

      2. PORTFOLIO TRANSACTIONS. The Investment Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the best net results as described in the Fund's prospectus from time to time. The Investment Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the fund with research, analysis, advice and similar services, and the Investment Adviser may pay to these brokers, in return for research and analysis, a higher commission or spread than may be charged by other brokers, provided that the Investment Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Investment Adviser to the Fund and its other clients and that the total commission paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. The Investment Adviser will promptly communicate to the officers and the Directors of the Fund such information relating to portfolio transactions as they may reasonably request.

      3. COMPENSATION OF THE INVESTMENT ADVISER. For the Services to be rendered by the Investment Adviser as provided in Sections 1 and Section 2 of this Agreement, the Fund shall pay to the Investment Adviser, as promptly as possible, after the last day of each month, but in no event later than 15 business days after such last day of each month, a fee at the annual rate of ..65% of the Fund's average weekly net assets or a flat fee of $50,000, whichever is higher. The first payment of the fee shall be made as promptly as possible at the end of the month next succeeding the effective date of this Agreement, and shall constitute a full payment of the fee due the Investment Adviser for all services rendered pursuant to this Agreement prior to that date. In the event that the Investment Adviser's right to such fee commences to accrue on a date other than the first day of the month, the fee for such month shall be based on the average weekly net assets of the Fund in that month from the date of commencement to the last day of the month. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. The weekly net assets of the Fund shall be determined on the second to last business day of each week, or on the next business day on which the New York Stock Exchange is open for business, and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board of Directors of the Fund.


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      If, in any given year, the sum of the Fund's expenses exceeds two (2%)
percent of the value of the Fund's average net assets during such year the Fund may require the Investment Adviser to reimburse the Fund for such excess expenses promptly and in any event prior to the publication of the Fund's annual report to stockholders; provided, however, that if after such reimbursement the Investment Adviser's annual compensation would be less than $50,000, then a minimum advisory fee of $50,000 will be paid. Interest, taxes and extraordinary items such as litigation costs are not deemed expenses for purposes of the foregoing limitations and shall be borne by the Fund in any event. Expenditures, including costs incurred in connection with the purchase or sale of portfolio securities, which are capitalized in accordance with generally accepted accounting principles applicable to investment companies, are accounted for as capital items and not expenses.

      4. OTHER SERVICES. At the request of the Fund, the Investment Adviser in its discretion may make available to the Fund, office facilities, equipment, personnel, and other services. Such office facilities, equipment, personnel, and services shall be provided for or rendered by the Investment Adviser and billed to the Fund at Investment Adviser's cost.

      5. REPORTS. The Fund and the Investment Adviser agree to furnish to each other, if applicable, current prospectuses, proxy statements, reports to stockholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request and as may be required by law.

      6. STATUS OF INVESTMENT ADVISER. The services of the Investment Adviser to the Fund are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Investment Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Investment Adviser, who may also be a director, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

      7. CERTAIN RECORDS. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Investment Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

      8. LIABILITY OF INVESTMENT ADVISER. The Investment Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith. The Investment Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.


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      9. PERMISSIBLE INTERESTS. Directors, agents, and stockholders of the Fund are or may be interested in the Investment Adviser (or any successor thereof) as Directors, partners, officers, or stockholders, or otherwise; Directors, partners, officers, agents, and stockholders of the Investment Adviser are or may be interested in the Fund as Directors, stockholders or otherwise; and the Investment Adviser (or any successor) is or may be interested in the Fund as a stockholder or otherwise.

      10. DURATION AND TERMINATION; NOTICE; CERTAIN DEFINITIONS. This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of two (2) years and thereafter from year to year, but only so long as such continuation is specifically approved at least annually (a) by the vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Directors of the Fund or by a vote of the holders of a majority of the outstanding voting securities of the Fund.

      This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Directors of the Fund in office at the time or by vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote or, on sixty (60) days' written notice to the Investment Adviser (which notice may be waived by the Investment Adviser), or by the Investment Adviser at any time, without the payment of any penalty, on sixty (60) days' written notice to the Fund (which notice may be waived by the Fund). This Agreement will automatically and immediately terminate in the event of its assignment.

      Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postage-paid, to the other party at any office of such party.

      As used in this Agreement, the terms "assignment", "interested persons", and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Securities and Exchange Commission under the 1940 Act.

      11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      12. AMENDMENTS. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund's outstanding voting securities.

      13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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      14. APPLICATION OF OHIO LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

DIAMOND HILL CAPITAL                       FINANCIAL TRENDS FUND, INC.
MANAGEMENT, INC.

By: /s/ James F. Laird                     By:  /s/ Franklin Golden
Title:  CFO                                Title:  Chairman


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